Exhibit 16.1

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

April 25, 2005

Ladies and Gentlemen:

We were previously principal accountants for CardioDynamics International Corporation and, under the date of February 28, 2005, we reported on the consolidated financial statements of CardioDynamics International Corporation as of and for the years ended November 30, 2004 and 2003, and under the date of March 28, 2005 we reported on management’s assessment of the effectiveness of internal control over financial reporting as of November 30, 2004, and the effectiveness of internal control over financial reporting as of November 30, 2004.

On April 21, 2005, our appointment as principal accountants was terminated. We have read CardioDynamics International Corporation’s statements included under Item 4 of its Form 8-K dated April 21, 2005, and we agree with such statements, except we are not in a position to agree or disagree with the Company’s statements made in the second, third and fourth sentences in the first paragraph.

KPMG LLP